Exhibit 5.2

March 11, 2011

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

Re:	Registration Statement on Form S-4 filed by BWAY Holding Company, a Delaware corporation (“Issuer”)

Ladies and Gentlemen:

We have acted as counsel to SC Plastics, LLC, a Georgia limited liability company (“Guarantor”), in connection with Guarantor’s guarantee, along with the other guarantors under the Indenture (as defined below), of up to $205,000,000 of Issuer’s 10% Senior Notes due 2018 (the “Exchange Notes”). The Exchange Notes are to be issued by Issuer in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as amended or supplemented, the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”), for $205,000,000 of Issuer’s outstanding 10% Senior Notes due 2018 (the “Old Notes”). The Exchange Notes and the guarantees thereof are to be issued pursuant to that certain Indenture, dated as of June 16, 2010 (the “Base Indenture” as amended by the Supplemental Indentures (as defined below), the “Indenture”), by and among Issuer (as the surviving entity through merger with Picasso Merger Sub, Inc., a Delaware corporation), BWAY Intermediate Company, Inc., a Delaware corporation (f/k/a Picasso Intermediate Company, Inc., “Holdings”), and The Bank of New York Mellon Trust Company, N.A. (“Trustee”), as supplemented by (i) that certain First Supplemental Indenture, dated as of June 16, 2010, by and among Issuer, Holdings, Guarantor, Trustee, and certain other companies named therein (the “First Supplemental Indenture”), (ii) that certain Second Supplemental Indenture, dated as of November 1, 2010, by and among Issuer, Guarantor, Holdings, Trustee and certain other companies named therein (the “Second Supplemental Indenture”), and (iii) that certain Third Supplemental Indenture, dated as of January 6, 2011, by and among Issuer, Guarantor, Holdings, Trustee and certain other companies named therein (the “Third Supplemental Indenture” and collectively with the First Supplemental Indenture and the Second Supplemental Indenture, the “Supplemental Indentures”). The issuance of the Exchange Notes and guarantee thereof are defined herein as the “Transaction.”

We have been requested by you to render certain opinions relating to Guarantor in connection with the filing of the Registration Statement and the consummation of the Transaction.

In rendering the Opinions (as hereinafter defined) expressed below, we have examined the following agreements, instruments and documents:

1.	The Indenture;

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March 11, 2011

2.	The Supplemental Indentures;

3.	Notation of Guarantee, dated June 16, 2010, by and among Issuer, Guarantor, Holdings, and certain other companies named therein (“Notation of Guarantee”);

4.	Guarantor Secretary’s Certificate, dated March 11, 2011;

5.	Certificate of Existence of Guarantor issued by the Secretary of State of Georgia on March 3, 2011 (the “Certificate of Existence”);

6.	Articles of Organization of Guarantor, filed on February 15, 2001, as certified by the Secretary of State of Georgia on February 8, 2011 (the “Articles”);

7.	Operating Agreement of Guarantor, dated February 15, 2001, as amended by that certain First Amendment to Operating Agreement of Guarantor, dated June 28, 2001, as further amended by that certain Second Amendment to the Operating Agreement of Guarantor, dated June 15, 2010 (collectively, the “Operating Agreement”);

8.	Guarantor Secretary’s Certificate, dated June 16, 2010; and

9.	Unanimous Written Consent in Lieu of Meeting of the Board of Managers of Guarantor, dated June 8, 2010.

The Supplemental Indentures and the Notation of Guarantee are referred to herein collectively as the “Guarantor Documents.” The Articles and the Operating Agreement are referred to herein collectively as the “Organizational Documents.”

In the capacity described above, we have considered such matters of law and fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of the Operating Agreement and the Articles of Guarantor, each as amended and as in effect on the dates referenced in Item 6 and Item 7 above, certificates of officers and representatives of Guarantor, and certificates of public officials and such other documents as we have deemed appropriate as a basis for the Opinions hereinafter set forth.

Except for obtaining the above-mentioned certificates of the officers of Guarantor, certificates of public officials and such other documents as we have deemed appropriate as a basis for the Opinions hereinafter set forth, you are advised that we have made no independent investigation or verification of such factual matters and have not searched or reviewed the files and records of or relating to Guarantor or such matters in our office, in the public records, in the possession of Guarantor or elsewhere. Further, our Opinion set forth in paragraph “1” below is based solely on the Certificate of Existence described in Item 5 above

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and such Opinion is limited solely to the meanings specified in such certificate, and we have not made any independent verification or confirmation with respect to such Opinion.

ASSUMPTIONS

In rendering the Opinions, we have assumed with your permission: (i) the genuineness of all signatures; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) the conformity to the original documents of all documents submitted to us as facsimile, notarial, certified or photostatic copies; (iv) the authenticity of the originals of such latter documents; (v) there is no understanding or agreement not embodied in any of the documents to be delivered in connection with the Transaction that would modify any term of such documents or any right or obligation of a party thereunder; (vi) each natural person executing documents, instruments or agreements on behalf of the parties to the Guarantor Documents has sufficient legal competency and capacity to do so and that the consideration contemplated by any such documents, instruments and agreements has been given; (vii) the Indenture and the Guarantor Documents accurately reflect the complete understanding of the parties with respect to the Transaction and the rights and obligations of the parties thereunder and have not been further amended, modified or supplemented, directly or indirectly, by any other agreement or understanding of the parties or waiver of any of the material provisions of the Indenture and the Guarantor Documents; and (viii) there has been no fraud, duress or mutual mistake of fact with respect to the Transaction.

As to all questions of fact material to the Opinions expressed herein, we have assumed, without independent investigation, the accuracy of the factual matters addressed by, and accordingly have relied conclusively upon, certificates or comparable documents of various public officials and officers of Guarantor delivered to us. We have also assumed and relied upon the correctness and completeness of all representations, warranties and other matters contained in the Guarantor Documents, and the documents, agreements and certificates to be delivered pursuant to the Guarantor Documents, all notwithstanding any knowledge or materiality qualification contained therein, and upon the compliance with the covenants contained in the Guarantor Documents and such other documents, agreements and certificates. All references herein to any agreement shall be deemed to refer only to the body of such agreement (including the schedules thereto) exclusive of other agreements or instruments referred to or incorporated by reference therein.

OPINIONS

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions contained in this Opinion Letter, we are of the opinion that:

1. Guarantor is a limited liability company and is validly existing and in good standing under the laws of the State of Georgia.

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2. As of the dates the Guarantor Documents are dated, Guarantor had the power and authority to execute and deliver each Guarantor Document.

3. Guarantor has the power and authority to perform its obligations under the Guarantor Documents and the Indenture.

4. The execution and delivery of the Guarantor Documents was duly authorized by Guarantor, and the Guarantor Documents have been duly executed and delivered by the Guarantor.

5. The execution and delivery of the Guarantor Documents by Guarantor and the performance of its obligations thereunder and under the Indenture, including the consummation of the Transaction, did not and will not (i) violate the Organizational Documents, or (ii) constitute a violation of any existing statutory law or governmental regulation of the State of Georgia to which the Guarantor is subject.

6. No consent, approval, authorization or other action by, or filing with, any governmental authority of the United States or the State of Georgia was or is required for Guarantor’s execution and delivery of the Guarantor Documents or the performance of its obligations thereunder and under the Indenture, including the consummation of the Transaction.

QUALIFICATIONS, LIMITATIONS AND EXCEPTIONS

This opinion is based upon and subject to those qualifications, limitations and exceptions set forth below.

(a) The only opinions rendered by this firm consist of the opinions set forth in numbered paragraphs “1” through “6” above following the phrase “we are of the opinion that” (individually, our “Opinion”, and collectively our “Opinions”), and no opinion is implied or to be inferred beyond matters so expressly stated. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this Opinion Letter.

(b) The Opinions expressed herein are given as of the date hereof, and we expressly decline any obligation or undertaking to revise or update any of the Opinions subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof which would cause us to modify the Opinions, in whole or in part.

(c) In rendering the Opinions, we are engaged solely as counsel for Guarantor as constituted immediately prior to the date hereof, and we are not engaged or acting as counsel for any other person or entity with respect to the Transaction.

(d) The Opinions set forth herein are limited to and based solely upon the applicable provisions of the laws of the State of Georgia and applicable federal laws, and only to the extent that, in our professional judgment, such laws are normally applicable to

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transactions of the type contemplated by the Guarantor Documents, the Indenture or the Transaction, it being understood that we shall not be deemed to be giving any opinion as to matters of law that counsel, exercising customary professional diligence as corporate counsel, would not reasonably recognize as directly applicable to Guarantor. We have also assumed that with respect to the laws for which we are responsible in the rendering of the Opinions contained herein that no issue of unconstitutionality or invalidity of relevant laws exists unless a reported case has so held. Members of our firm are admitted to the bar of the State of Georgia, and notwithstanding the fact that members of our firm are admitted to the bars of other states, we express no opinion as to the laws of any of those states other than as discussed in the previous sentence.

(e) We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

(f) This Opinion Letter is provided by us in our capacity as counsel to Guarantor and can be relied upon by Kirkland & Ellis LLP exclusively in connection with the Transaction and the filing of the Registration Statement. This Opinion Letter may not be used, copied or disclosed to any other person or entity without our prior written consent, other than by the Commission and in connection with the filing of the Registration Statement.

Sincerely,

MORRIS, MANNING & MARTIN, LLP

By:	/s/ David M. Calhoun
Partner